                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                               GENZYME TRANSGENICS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

              175 CROSSING BOULEVARD
FRAMINGHAM, MASSACHUSETTS 01701-9322
                      (508) 620-9700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2001

       The 2001 Annual Meeting of stockholders of Genzyme Transgenics Corporation ("GTC"), will be held in the America Room at the Fleet Conference Center, 100 Federal Street, Boston, Massachusetts, at 12:00 p.m. on Wednesday, May 23, 2001 for the following purposes:

      1. To elect three directors to serve until the 2004 Annual Meeting of Stockholders.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Only stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the annual meeting or at any adjournment.

       IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,

                                          Lynnette C. Fallon
                                          CLERK

Dated: April 19, 2001

-

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
General Information About Voting............................      1

SHARE OWNERSHIP.............................................      3

PROPOSAL 1: ELECTION OF DIRECTORS...........................      5

Board of Directors and Committee Meetings...................      8

Director Compensation.......................................      8

AUDIT COMMITTEE REPORT......................................     10

EXECUTIVE COMPENSATION......................................     11

SUMMARY COMPENSATION TABLES.................................     14

Summary Compensation Table..................................     14

Option Grant Table..........................................     15

Fiscal Year-End Option Table................................     16

Executive Employment Agreements.............................     16

Compensation Committee Interlocks and Insider
  Participation.............................................     17

STOCK PERFORMANCE GRAPH.....................................     19

CERTAIN TRANSACTIONS........................................     21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     21

INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS..............     21

DEADLINE FOR STOCKHOLDER PROPOSALS..........................     22

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

       Our board of directors is soliciting the enclosed proxy card for use at the 2001 Annual Meeting of stockholders to be held on Wednesday, May 23, 2001 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of GTC on or about April 19, 2001.

GENERAL INFORMATION ABOUT VOTING

       WHO CAN VOTE. You may vote your shares of GTC common stock at the annual meeting if you were a stockholder of record at the close of business on April 2, 2001. On that date, there were 29,791,570 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

       HOW TO VOTE YOUR SHARES. You may vote your shares either by proxy or by attending the meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage prepaid envelope. The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your vote should be cast, the proxies will vote your shares in favor of the proposal contained in this proxy statement, as recommended by our board of directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

       PROPOSAL TO BE CONSIDERED AT THE ANNUAL MEETING. The principal business expected to be transacted at the meeting, as more fully described below, will be the election of three directors.

       QUORUM. A quorum of stockholders is required to transact business at the meeting. A majority in interest of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

       NUMBER OF VOTES REQUIRED. The affirmative votes representing a plurality of the votes cast for or against a nominee is required to elect the three nominees for director.

       ABSTENTIONS AND BROKER NON-VOTES. Abstentions and broker non-votes will be counted in determining a quorum. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or Nasdaq regulations from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote."

       DISCRETIONARY VOTING BY PROXIES ON OTHER MATTERS. Aside from the proposal for the election of directors, we do not know of any other proposals that may be presented at the 2001 Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

       HOW YOU MAY REVOKE YOUR PROXY. You may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with our corporate clerk, Lynnette C. Fallon, a written revocation or a duly executed proxy card bearing a later date, or voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

       EXPENSES OF SOLICITATION. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of GTC common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

                                SHARE OWNERSHIP

       The following table shows the amount of our common stock beneficially owned as of April 2, 2001 by (i) persons known by us to own more than 5% of our common stock, (ii) the executive officers named in the Summary Compensation Table on page 14, (iii) our directors, and (iv) all of our current executive officers and directors as a group.

       The number of shares beneficially owned by each person listed below includes any shares over which a person has sole or shared voting or investment power as well as shares which the person has the right to acquire on or before June 1, 2001 by exercising a stock option or other right. Unless otherwise noted, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on April 2, 2001, plus any shares these persons could acquire upon the exercise of any options held by them on or before June 1, 2001.

                                                            OPTIONS OR WARRANTS   TOTAL NUMBER
                                               SHARES           EXERCISABLE        OF SHARES
                                             OWNED AS OF           AS OF          BENEFICIALLY   PERCENT OF
BENEFICIAL OWNER                            APRIL 2, 2001      JUNE 1, 2001          OWNED         CLASS
----------------                            -------------   -------------------   ------------   ----------
Henri A. Termeer(1).......................    8,272,743            546,324          8,819,067       27.3%
    c/o Genzyme Corporation
    One Kendall Square
    Cambridge, MA 02139
Genzyme Corporation.......................    7,744,919            518,324          8,263,243       27.3%
    One Kendall Square
    Cambridge, MA 02139
James A. Geraghty.........................       30,791            112,103            142,894          *
Peter H. Glick (2)........................        5,408             50,001             55,409          *
John B. Green (3).........................       22,341             92,321            114,662          *
Harry M. Meade (4)........................        2,282             77,283             79,565          *
Sandra Nusinoff Lehrman (5)...............       10,946            175,000            185,946          *
Robert W. Baldridge.......................        3,075             90,000             93,075          *
Michael W. Young (6)......................          734             21,400             22,134          *
Francis J. Bullock........................        1,000             24,000             25,000          *
Henry E. Blair............................        1,000             30,000             31,000          *
Alan W. Tuck..............................        1,000             30,000             31,000          *
All executive officers and directors as a
  group (11 persons) (7)..................    8,351,320          1,248,432          9,599,752       31.0%

------------------------

*   Indicates less than 1%.

(1) Includes 7,744,919 shares beneficially owned by Genzyme and 518,324 shares issuable under common stock purchase warrants exercisable by Genzyme on or before June 1, 2001. Mr. Termeer disclaims beneficial ownership of such shares. Mr. Termeer is President, CEO and Chairman of the Board of Genzyme.

(2) Includes 5,248 shares beneficially owned by Mr. Glick held in GTC's 401(k) plan.

(3) Includes 6,791 shares beneficially owned by Mr. Green held in GTC's 401(k) plan.

(4) Includes 2,282 shares beneficially owned by Mr. Meade held in GTC's 401(k) plan.

(5) Includes 1,435 shares beneficially owned by Dr. Lehrman held in GTC's 401(k) plan.

(6) Includes 734 shares beneficially owned by Mr. Young held in GTC's 401(k) plan.

(7) Includes 5,408 shares beneficially held by Mr. Glick whose employment with GTC was terminated on February 26, 2001, 1,248,432 shares issuable under stock options or warrants exercisable by all executive officers and directors on or before June 1, 2001 and 7,744,919 shares owned by Genzyme, a corporation of which Mr. Termeer and Mr. Blair are directors and of which Mr. Termeer is an officer.

       The persons named below also own common stock, as well as stock options exercisable on or before June 1, 2001, for one or more series of Genzyme common stock. Genzyme, which holds a minority position in our company and has representatives on our board of directors, has three series of common stock:
General Division common stock ("Genzyme General Stock"), Biosurgery Division common stock ("Biosurgery Stock") and Molecular Oncology Division common stock ("Molecular Oncology Stock"). Except for Mr. Termeer, every person who owns Genzyme General Stock, Biosurgery Stock or Molecular Oncology Stock, as shown below, owns less than one percent of the outstanding shares of that series of Genzyme common stock.

                             TOTAL SHARES                      TOTAL SHARES                    TOTAL SHARES
                         BENEFICIALLY OWNED OF              BENEFICIALLY OWNED              BENEFICIALLY OWNED
                                GENZYME          PERCENT            OF           PERCENT       OF MOLECULAR      PERCENT
STOCKHOLDER                  GENERAL STOCK       OF CLASS    BIOSURGERY STOCK    OF CLASS     ONCOLOGY STOCK     OF CLASS
-----------              ---------------------   --------   ------------------   --------   ------------------   --------
Henri A. Termeer.......          936,248(1)        1.0%          523,845(1)        1.4%          136,853(1)        1.2%

Henry E. Blair.........           46,600(2)          *            21,745(2)          *            27,213(2)          *

James A. Geraghty......           45,120(3)          *            14,108(3)          *            14,606(3)          *

Harry M. Meade.........               --            --               132(4)          *               100             *

Totals.................        1,027,968(3)        1.1%          559,830(3)        1.5%          178,772(3)        1.6%

------------------------

*   Indicates less than 1%.

(1) Includes 675,236 shares of Genzyme General Stock, 134,562 shares of Biosurgery Stock and 115,593 shares of Molecular Oncology Stock issuable under stock options exercisable by or before June 1, 2001. The Genzyme common stock beneficially owned by Mr. Termeer also includes 1,123 shares of General Stock, 2,434 shares of Biosurgery Stock and 120 shares of Molecular Oncology Stock held by Mr. Termeer's wife, and 500 shares of General Stock, 2,899 shares of Biosurgery Stock and 2,019 shares of Molecular Oncology Stock held in trust for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of the shares held by his wife and the trust.

(2) Includes 33,600 shares of Genzyme General Stock, 13,665 shares of Biosurgery Stock and 14,512 shares of Molecular Oncology Stock issuable under stock options exercisable on or before June 1, 2001.

(3) Includes 21,297 shares of Genzyme General Stock, 9,877 shares of Biosurgery Stock and 9,892 shares of Molecular Oncology Stock issuable under stock options exercisable on or before June 1, 2001.

(4) Includes 132 shares of Biosurgery Stock issuable under stock options exercisable on or before June 1, 2001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

       Our board of directors has fixed the number of directors at seven for the coming year. Under our charter, our board is divided into three classes, with each class being as nearly equal in number of directors as possible. The directors in each class serve a staggered term of three years each until their successors are elected at the next annual stockholders meeting. At the upcoming annual meeting, three directors will be elected to hold office for a term of three years and until each director's successor is elected and qualified. The board's nominees, Robert W. Baldridge, James A. Geraghty and Henri A. Termeer, each has consented to serve, if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the board.

       Under our by-laws, directors must be elected by a plurality of votes cast. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and, thus, will not affect the outcome of the election.

       The following table contains biographical information about the nominees for director and current directors whose term of office will continue after the meeting.

                                                                                              PRESENT
                                              BUSINESS EXPERIENCE                DIRECTOR      TERM
NAME AND AGE                                AND OTHER DIRECTORSHIPS                SINCE      EXPIRES
------------                     ---------------------------------------------  -----------  ---------
*Robert W. Baldridge             Mr. Baldridge has provided consulting             1994        2001
Age: 66                          services to GTC under an agreement which
                                 commenced in October 1994 and ended in
                                 October 2000 and has served as an independent
                                 financial and management consultant since
                                 June 1988.

                                                                                              PRESENT
                                              BUSINESS EXPERIENCE                DIRECTOR      TERM
NAME AND AGE                                AND OTHER DIRECTORSHIPS                SINCE      EXPIRES
------------                     ---------------------------------------------  -----------  ---------
*James A. Geraghty               Mr. Geraghty has been Chairman of the board       1993        2001
Age: 46                          of directors of GTC since January 1998 and
                                 has been a director since February 1993. Mr.
                                 Geraghty was the President and Chief
                                 Executive Officer of GTC since its
                                 incorporation in February 1993 until July
                                 1998. From July 1998 to December 2000 Mr.
                                 Geraghty served as President of Genzyme
                                 Europe and as Senior Vice President,
                                 International Development of Genzyme since
                                 January 2001.

*Henri A. Termeer                Mr. Termeer has served as President of            1993        2001
Age: 55                          Genzyme since October 1983, its Chief
                                 Executive Officer since December 1985 and its
                                 Chairman of the Board since May 1988. Mr.
                                 Termeer is a director of Abiomed, Inc.,
                                 AutoImmune, Inc., and Diacrin, Inc., as well
                                 as a trustee of Hambrecht & Quist Healthcare
                                 Investors and Hambrecht & Quist Healthcare
                                 Life Sciences Investors.

Henry E. Blair                   Mr. Blair is President, Chief Executive           1993        2002
Age: 57                          Officer and Chairman of the Board of Dyax
                                 Corp., a biotechnology company, and a
                                 consultant to several companies, including
                                 Genzyme. Mr. Blair is also a director of
                                 Genzyme and a member of the Board of
                                 Overseers at the Tufts University School of
                                 Medicine and the Lahey Hitchcock Clinic.

Francis J. Bullock               Dr. Bullock has been a senior consultant with     1994        2002
Age: 64                          Arthur D. Little, Inc. since September 1993,
                                 prior to which he was Senior Vice President,
                                 Research Operations at Schering-Plough
                                 Research Institute, a position he held from
                                 1981 until August 1993. Dr. Bullock is also a
                                 director of Array Biopharma, Inc., a chemical
                                 drug discovery services company.

                                                                                              PRESENT
                                              BUSINESS EXPERIENCE                DIRECTOR      TERM
NAME AND AGE                                AND OTHER DIRECTORSHIPS                SINCE      EXPIRES
------------                     ---------------------------------------------  -----------  ---------
Alan W. Tuck                     Mr. Tuck has been a principal of The              1993        2002
Age: 52                          Bridgespan Group, a non-profit consulting
                                 organization since April 2001. Mr. Tuck
                                 retired in June 2000 as Chief Strategic
                                 Officer of Organogenesis Inc., a tissue
                                 engineering firm. From September 1996 until
                                 July 1997, Mr. Tuck was Executive Vice
                                 President and Chief Strategic Officer of
                                 Biocode Inc., a privately-held biotechnology
                                 company focused on covert product marking
                                 and, from September 1996 until March 1997,
                                 was Chief Strategic Officer of Immulogic
                                 Pharmaceutical Corporation, a biotechnology
                                 company focused on diseases of the immune
                                 system. From February 1992 through May 1996,
                                 Mr. Tuck was President and Chief Executive
                                 Officer of T Cell Sciences, Inc. Mr. Tuck is
                                 also a director of Apogee Technology, Inc.

Sandra Nusinoff Lehrman          Dr. Lehrman has been the President, Chief         1998        2003
Age: 53                          Executive Officer and a director of GTC since
                                 July 1998. Before joining GTC, Dr. Lehrman
                                 was President and Chief Operating Officer of
                                 CytoTherapeutics, Inc., a biotechnology
                                 company focused on the development of cell
                                 therapy systems, and Vice President, Drug
                                 Development of Triangle Pharmaceuticals,
                                 Inc., an antiviral drug development company
                                 from July 1995 to July 1996. She also held
                                 several positions from 1983 to 1994 at
                                 Wellcome PLC, the last being International
                                 Director, Biotechnology and Vice President,
                                 General Manager of Burroughs Wellcome Mfg.,
                                 Inc., a biopharmaceutical production
                                 subsidiary.

------------------------

*   Indicates a nominee for election as director.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

       Our board of directors held seven meetings during 2000. Our board has standing Audit and Compensation Committees but does not have a Nominating Committee.

       AUDIT COMMITTEE. The Audit Committee selects and evaluates our independent auditors, reviews the audited financial statements and discusses the adequacy of GTC's internal controls with management and the auditors. The Audit Committee, which met three times during 2000, is composed of three directors consisting of Messrs. Baldridge, Blair and Tuck. Messrs. Blair and Tuck are each "independent directors" as defined by the current rules of the Nasdaq Stock Market. Under these Nasdaq rules, Mr. Baldridge would not be considered independent due to his consulting arrangement with GTC. However, the board of directors has determined that Mr. Baldridge's consulting activities do not interfere with his ability to carry out his responsibilities as a member on the Audit Committee, and given his unique knowledge and background on financial matters, his continued membership is in the best interests of GTC and its stockholders. The Audit Committee operates under a written charter adopted by the board, a copy of which is included as Appendix A to this proxy statement. For more information about the Audit Committee, see the "Audit Committee Report" on page 10.

       COMPENSATION COMMITTEE. The Compensation Committee determines the compensation to be paid to our executive officers and also administers our Equity Incentive Plan. The members of the Compensation Committee are
Messrs. Blair, Bullock and Tuck. The Committee held six meetings in 2000. For more information about the Compensation Committee, see the "Compensation Committee Report on Executive Compensation" on page 11.

DIRECTOR COMPENSATION

       DIRECTOR FEES. Other than the Chairman of the Board, all directors who are not employees of GTC or Genzyme receive an annual retainer of $12,000, payable quarterly. Mr. Geraghty, the Chairman of the Board, receives an annual retainer of $24,000, payable quarterly. Executive officers of GTC who are also directors do not receive additional compensation for their service as directors.

       1993 EQUITY INCENTIVE PLAN. All non-employee directors of GTC are currently eligible to participate in our 1993 Equity Incentive Plan (the "Equity Plan"). Under the Equity Plan, options are automatically granted once a year, at the annual meeting of stockholders, to eligible directors elected or reelected at the meeting. Each eligible director, other than the Chairman of the Board, receives an option to purchase 7,500 shares of common stock for each year of the term of office to which the director is elected (normally 22,500 shares for election to a three-year term of office). The Chairman of the Board receives an option to purchase 15,000 shares for each year of the term of office to which the Chairman is elected (normally 45,000 shares for a three-year term of office). Upon an eligible director's election other than at an annual meeting, the director is automatically granted an option to purchase 7,500 shares in the case of a non-Chairman and 15,000 shares in the case of the Chairman, for each year or portion of a year of the term of office to which he or she is elected. Options vest as to 7,500 shares in the case of a non-Chairman and

15,000 shares in the case of the Chairman, on the date the option is granted and on the date of each subsequent annual meeting of stockholders, so long as the optionee is still a director. The options have a term of ten years and an exercise price, payable in cash or common stock, equal to the opening price of our common stock on the date of grant, as reported on the Nasdaq National Market System. The directors who are currently eligible to participate in the Equity Plan are Messrs. Baldridge, Blair, Bullock, Geraghty, Termeer and Tuck.

       GERAGHTY CONSULTING AGREEMENT. Mr. Geraghty, the Chairman of the Board, provides part-time consulting services to GTC. Mr. Geraghty provided consulting services to GTC under a consulting agreement that expired on June 30, 2000. Although that agreement has not been renewed, he continues to provide services under its terms. Under the current arrangement, Mr. Geraghty receives a consulting fee of $1,200 for three days per month, or $43,200 annually. In 2000, Mr. Geraghty received $43,200 in consulting fees.

       BALDRIDGE CONSULTING AGREEMENT. Mr. Baldridge's consulting agreement with GTC expired on October 1, 2000. In 2000, Mr. Baldridge received consulting fees equal to $99,000.

                             AUDIT COMMITTEE REPORT

       In the course of its oversight of GTC's financial reporting process, the Audit Committee of the board of directors has:

      - reviewed and discussed with management GTC's audited financial statements for the fiscal year ended December 31, 2000;

      - discussed with PricewaterhouseCoopers LLP, GTC's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES;

      - received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES;

      - discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

      - considered whether the provision of nonaudit services by the auditors is compatible with maintaining their independence.

       Based on the foregoing review and discussions, the Committee recommended to the board of directors that the audited financial statements be included in GTC's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          By the Audit Committee,
                                          Robert A. Baldridge
                                          Henry E. Blair
                                          Alan W. Tuck

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the board of directors determines the compensation to be paid to GTC's executive officers, including the Chief Executive Officer. The Committee also administers GTC's Equity Plan, including the grant of stock options and other awards under the Equity Plan. The Committee is currently composed of Messrs. Bullock (Chairman), Blair and Tuck. This report is submitted by the Committee and addresses the compensation policies for fiscal year 2000 as they affected Dr. Lehrman, President and Chief Executive Officer, and the top four executive officers other than Dr. Lehrman, each of whose salary and bonus combined for fiscal year 2000 exceeded $100,000, and who are named in the Summary Compensation Table.

      COMPENSATION PHILOSOPHY

       GTC's executive compensation policy is designed to attract, retain and reward executive officers who contribute to GTC's long-term success by maintaining a competitive salary structure as compared with other biotechnology and contract research companies. The compensation program seeks to align compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage effective individual performance relative to GTC's current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in GTC in order to link a meaningful portion of the executive's compensation with the performance of GTC's common stock.

       In executing its compensation policy, GTC seeks to relate compensation with GTC's financial performance and business objectives as well as to reward each executive's achievement of designated targets relating to GTC's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, GTC believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program's objectives with the realities of retaining valued employees.

      EXECUTIVE COMPENSATION PROGRAM

       The Company's executive compensation package for the CEO and the other Senior Officers is composed of three elements:

      - base salary;

      - annual incentive bonuses based on corporate and individual performance; and

      - initial, annual and other periodic grants of stock options under the Equity Plan.

       SENIOR OFFICERS. Each of the four most highly paid Senior Officers other than Mr. Young, has entered into an employment agreement with GTC. The minimum annual base salary provided for in each agreement was fixed based upon the executive's salary history and internal and external equity considerations. At the beginning of each fiscal year, the Compensation Committee reviews the base salaries paid to the Senior Officers. Effective January 1, 2000, the annual base salary for each Senior Officer was adjusted in light of the executive's prior performance, tenure and responsibility, as well as independent compensation data. In July 2000, the annual base salary for each of the Senior Officers, other than Mr. Glick, was adjusted to reflect market standards for positions of comparable responsibilities in light of independent compensation data. In August 2000, Mr. Glick's annual base salary was increased in light of his prior performance and seniority, as well as independent compensation data for positions of comparable responsibilities.

       In fiscal year 2000, the Committee established a target bonus opportunity ranging from 25% to 30% of each Senior Officer's base salary. Under GTC's 2000 Executive Bonus Program Bonuses adopted by the Committee, bonuses are tied directly to GTC's financial performance and the executive's contribution to that performance. To reflect GTC's achievement of financing goals and operating performance in late 1999 and early 2000, the full target bonus payment was made to Mr. Green, Dr. Meade and Mr. Young.

       Executive officer compensation also includes long-term incentives provided by options to purchase common stock. The purposes of the stock option grant program are to:

      - highlight and reinforce the mutual long-term interests between employees and the stockholders; and

      - to assist in the attraction and retention of important key executives, managers and individual contributors who are essential to GTC's growth and development.

       In May 2000, the Committee approved annual option grants of 33,000 shares each to Dr. Meade and Messrs. Green and Young, and an annual option grant to Mr. Glick of 16,500 shares, as shown in the Summary Compensation Table.

       CHIEF EXECUTIVE OFFICER. The Compensation Committee established the compensation for Dr. Lehrman based on an analysis of compensation data for comparable executive positions gathered from surveys prepared by independent compensation consultants.

       Dr. Lehrman has an employment agreement with GTC which sets her minimum annual base salary at $260,000. The Committee established a 2000 base salary of $303,264 for Dr. Lehrman and a target bonus opportunity of 40% of her base salary. The increase in Dr. Lehrman's 2000 base salary from her 1999 base compensation resulted from the Committee's determination that an increase was merited based on her performance as well as to maintain Dr. Lehrman's salary at the mid-point of a range of chief executive officer salaries in comparable companies reviewed by the Committee.

       Pursuant to GTC's 2000 Executive Bonus Program adopted by the Committee, Dr. Lehrman's target bonus opportunity was based on Company-wide revenue and profit before tax, the Committee's qualitative evaluation of Dr. Lehrman's performance, and certain goals criteria as previously agreed to between Dr. Lehrman and GTC. In March 2001, the Committee awarded Dr. Lehrman a bonus of $121,400 representing the full target bonus payment for 2000. In addition, in May 2000, Dr. Lehrman received options to purchase 85,000 shares of common stock at an exercise price equal to the fair market value of GTC's common stock on the date of grant.

      COMPENSATION DEDUCTIBILITY

       Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its CEO and its four other highest compensated officers. This provision excludes certain types of "performance based compensation" from the compensation subject to the limit. Although GTC currently does not expect to have compensation exceeding this one million dollar limit, the Equity Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that the awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. The committee will continue to assess the impact of
Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

                                          By the Compensation Committee,
                                          Henry E. Blair
                                          Francis J. Bullock
                                          Alan W. Tuck

                          SUMMARY COMPENSATION TABLES

       The following tables contain compensation information for our CEO and our four other most highly paid executive officers during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                              ANNUAL COMPENSATION          SECURITIES
                                         ------------------------------    UNDERLYING       ALL OTHER
NAME AND POSITION                          YEAR      SALARY     BONUS       OPTIONS      COMPENSATION(1)
-----------------                        --------   --------   --------   ------------   ---------------
Sandra Nusinoff Lehrman................    2000     $303,264   $121,400       85,000         $ 4,151
  President and Chief Executive Officer    1999      275,400    112,310       85,000          31,367(2)
                                           1998      130,000     52,000      150,000           4,470

John B. Green..........................    2000      206,393(3)   80,000      33,000           4,765
  Vice President, Chief Financial          1999      184,169     45,249       33,000           4,286
  Officer, and Treasurer                   1998      172,400     30,502       25,000           4,728

Harry M. Meade.........................    2000      194,638(3)   37,000      33,000           3,183
  Vice President, Transgenics Research     1999      180,959     40,747       33,000           3,000
                                           1998      172,500     25,875       25,000           2,959

Michael W. Young.......................    2000      193,713(3)   49,500      33,000           3,985
  Vice President, Commercial               1999      172,760     40,207       33,000           3,631
  Development

Peter H. Glick (4).....................    2000      225,240(3)  164,482      16,500           5,250
  President, Primedica Corporation         1999      199,134     27,351       33,000           4,800
                                           1998      190,000     21,874       30,000           5,395

------------------------

(1) The amounts in this column represent our contributions on behalf of the employee under the Genzyme Transgenics Corporation 401(k) Plan.

(2) Includes reimbursement of $27,293 for relocation expenses.

(3) Reflects salary adjustment effective as of July 1, 2000.

(4) Mr. Glick's employment with GTC was terminated on February 26, 2001.

OPTION GRANT TABLE

       The following table provides information on stock options granted during fiscal year 2000 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------
                                     PERCENTAGE
                                         OF                                      POTENTIAL REALIZABLE VALUE AT
                         NUMBER        TOTAL                                     ASSUMED ANNUAL RATES OF STOCK
                       SECURITIES     OPTIONS                                    PRICE APPRECIATION FOR OPTION
                       UNDERLYING    GRANTED TO    EXERCISE                                 TERM(2)
                        OPTIONS     EMPLOYEES IN   PRICE PER                     -----------------------------
NAME                   GRANTED(1)   FISCAL YEAR      SHARE     EXPIRATION DATE        5%              10%
----                   ----------   ------------   ---------   ---------------   -------------   -------------
Sandra Nusinoff
  Lehrman............    85,000         12.47%      $17.313       05/24/10         $925,484       $2,345,359
John B. Green........    33,000          4.84%      $17.313       05/24/10          359,306          910,551
Harry M. Meade.......    33,000          4.84%      $17.313       05/24/10          359,306          910,551
Michael W. Young.....    33,000          4.84%      $17.313       05/24/10          359,306          910,551
Peter H. Glick.......    16,500          2.42%      $17.313       05/24/10          179,653          455,276

------------------------

(1) The options listed in this column were granted on May 24, 2000 under our Equity Plan and became exercisable with respect to 20% of the shares on the grant date. The remaining 80% of the underlying shares of each option will vest in four equal installments of the next four anniversaries of the grant date.

(2) The values in this column are given for illustrative purposes, and do not reflect our estimate or projection of future stock prices. The values are based on an assumption that our common stock's market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option's 10-year term. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock's price, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of our common stock would have to be approximately 63% and 159% above the total weighted average exercise price of all options described above ($17.313). The potential value to all our stockholders if our price appreciates at rates of 5% and 10% over the term of the options listed above would be $323,798,971 and $820,570,166 respectively, assuming a purchase of common stock in 2000 at $17.313 per share.

FISCAL YEAR-END OPTION TABLE

       The following table provides information on the total number of exercisable and unexercisable stock options held at December 31, 2000 by the executive officers named in the Summary Compensation Table.

                         FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS                IN-THE-MONEY OPTIONS
                            SHARES                      AT FISCAL YEAR-END            AT FISCAL YEAR-END
                         ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                     EXERCISE (#)   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ------------   ---------   -----------   -------------   -----------   -------------
Sandra Nusinoff
  Lehrman..............          0      $       0     141,000        179,000       $922,187       $891,056
John B. Green..........     51,599        849,023      69,121         61,200        421,607        279,630
Harry M. Meade.........     58,637      1,390,588      54,083         61,200        316,025        279,630
Michael W. Young.......    119,240        903,398          --         59,400             --        202,846
Peter H. Glick.........    117,519      2,599,814           1         50,000             10        290,006

------------------------

(1) Based on the difference between the option's exercise price and the closing price of $14.313 of the underlying common stock on December 29, 2000 as reported by the Nasdaq.

EXECUTIVE EMPLOYMENT AGREEMENTS

       SANDRA NUSINOFF LEHRMAN. Under the terms of Dr. Lehrman's employment agreement dated July 1, 1998, as amended on September 21, 1998, Dr. Lehrman is entitled to a minimum base salary of $260,000 per year, and is eligible to receive performance and incentive bonuses. Dr. Lehrman's annual base salary has been set at $380,000 for the 2001 calendar year. She is also entitled to a bonus opportunity of 40% of her base salary for 2001.

       JOHN B. GREEN. Under the terms of Mr. Green's employment agreement entered into in August 1997, Mr. Green is entitled to a base salary of not less than $150,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. Mr. Green's annual base salary has been set at $237,600 for the 2001 calendar year, with a maximum bonus opportunity of 25% of his base salary.

       HARRY M. MEADE. Under the terms of Dr. Meade's employment agreement, he is entitled to a base salary of not less than $126,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. Dr. Meade's annual base salary has been set at $210,000 for the 2001 calendar year, with a maximum bonus opportunity of 25% of his base salary.

       PETER H. GLICK. Under the terms of Mr. Glick's employment agreement entered into in September 1997, Mr. Glick was entitled to a base salary of not less than $154,000 per year, plus performance and incentive bonuses as determined by the Compensation Committee. In connection with the sale of our Primedica business in February 2001, we terminated Mr. Glick's employment without cause, effective as of February 26, 2001.

       Each of these agreements, other than the agreement with Mr. Glick which has been terminated, will remain in effect until terminated according to their terms. In the event that we terminate any of these executives without cause or if any of them terminates his or her agreement upon a "change of control" of GTC, as that term is defined in the employment agreement, the executive will immediately be paid the maximum annual bonus for the year he or she is terminated, prorated for the portion of the year completed, and his or her then current base salary for a specified severance period, together in one lump sum. In the case of Dr. Lehrman, the severance period is two years. In the case of Mr. Green, the severance period in the event of a "change of control" is two years and otherwise is one year. In the case of Mr. Glick, whose severance provision was triggered in February 2001, he received two years base salary because he was terminated upon the sale of Primedica Corporation. In the case of Dr. Meade, the severance period is one year. If Dr. Meade terminates his agreement upon a change of control, his severance payments will be reduced by any income that he derives during the severance period from a subsequent employer.

       In addition, any unvested stock options held by these executive officers, would become immediately exercisable in full upon a change of control of GTC. In the case of Mr. Glick, his unvested stock options became exercisable upon the sale of Primedica Corporation in February 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During the fiscal year ended December 31, 2000, the Compensation Committee of the board of directors consisted of Dr. Bullock and Messrs. Blair and Tuck. Mr. Blair is President, CEO and Chairman of the Board of Dyax and Mr. Tuck is a strategic advisor to Dyax. We have an agreement with Dyax under which Dyax is developing a purification media for some of our products.

      RELATIONSHIP WITH GENZYME

       Three of our current board members hold positions with Genzyme.
Mr. Termeer is Chairman of the Board, President and CEO of Genzyme. Mr. Blair is a director of and Mr. Geraghty is an officer of Genzyme. In addition, each of these directors own equity in GTC and Genzyme.

       In connection with our initial public offering in July 1993, we entered into several agreements with Genzyme as summarized below. In 2000, we paid Genzyme an aggregate of $1,702,000 under the research and development agreement and the services agreement and the lease agreement described below.

       EQUITY POSITION. Genzyme is our largest single stockholder, currently beneficially holding 8,263,243 shares of our common stock (including shares issuable upon exercise of warrants to purchase shares of our common stock), which represents approximately 27.3% of our outstanding common stock.

       TECHNOLOGY TRANSFER AGREEMENT. Under the technology transfer agreement dated May 1, 1993, Genzyme transferred substantially all of its transgenic assets and liabilities to us, assigned its relevant contracts and licensed to us technology owned or controlled by Genzyme in the field of production of recombinant proteins in the milk of transgenic animals and the purification of proteins produced in that manner. The license is worldwide and royalty-free as to Genzyme, although we are obligated to Genzyme's licensors for any royalties due them. As long as Genzyme owns less than 50% of GTC, Genzyme may use the transferred technology, or any other technology it subsequently acquires relating to the field, without any royalty obligation to us.

       R&D AGREEMENT. Under a research and development agreement dated May 1, 1993, we agreed with Genzyme to provide research and development services to each other, relating in our case, to transgenic production of recombinant proteins and, in Genzyme's case, to the purification of those proteins. We each receive payments from the other equal to our respective fully allocated cost of the services, which cannot be less than 80% of the annual budgets established by both of us under the agreement, plus, in most cases on a month-to-month basis, a fee equal to 10% of those costs. The original term of the agreement expired December 31, 1998. We are continuing to provide services under this agreement on a month-to-month basis.

       SERVICES AGREEMENT. Under a services agreement with Genzyme, we pay Genzyme a fixed monthly fee for basic laboratory and administrative support services. The monthly fee is adjusted annually based on the services to be provided and changes in Genzyme's cost of providing the services. The agreement is self-renewing annually and may be terminated upon 90 days notice by either party.

       ATIII LLC. In 1997, we established the ATIII LLC joint venture with Genzyme for the marketing and distribution of recombinant human ATIII in all territories other than Asia. Under the terms of the joint venture agreement, Genzyme funded 70% of the development costs of rhATIII up to a maximum of $33 million. GTC funded the remaining 30% of these costs. Development costs in excess of these amounts were to be funded equally by the partners. The
$33 million funding level was achieved by Genzyme in 2000. Each of GTC and Genzyme are also required to make capital contributions to the ATIII LLC sufficient to pay 50% each of all new facility costs to be incurred. In addition to the funding, we were both to contribute manufacturing, marketing and other resources to the ATIII LLC at cost. Genzyme and GTC each own 50% of the venture, although Genzyme is obligated to make certain milestone payments to GTC if and when transgenic ATIII has been approved by the FDA and certain sales levels have been reached. Profits and losses are shared according to ownership percentages. The agreement covers all territories other than Asia.

       In late 2000, we announced that we expected to re-acquire from Genzyme the rights to rhATIII that we do not already own. In early 2001, the ATIII LLC announced that it would discontinue development of rhATIII for heparin resistance in patients about to undergo cardiopulmonary bypass surgery. The ATIII LLC is continuing to perform business and scientific evaluations of the rhATIII molecule in other indications. Based on the outcome of these evaluations as well as any discussions with Genzyme, we may proceed with a transaction to re-acquire the rights to rhATIII rights that we do not already own.

       CREDIT LINE GUARANTY, TERM LOAN GUARANTY, AND LIEN. Genzyme guarantees a credit line and term loan we have with a commercial bank of up to $24.6 million expiring in December 2001. We have agreed to reimburse Genzyme for any liability it may incur under the guaranty and have granted Genzyme a first lien on all our assets to secure this obligation. In return for Genzyme's guaranty, we issued ten-year warrants to purchase 145,000 and 288,000 shares of our common stock at prices per share of $2.84 and $4.875, respectively.

       LEASE. We lease a portion of Genzyme's facilities in Framingham, Massachusetts for which we paid Genzyme $148,000 under the lease in 2000.

                            STOCK PERFORMANCE GRAPH

       The following graph compares the cumulative total shareholder return on our common stock with the cumulative total return of the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index from the period beginning December 29, 1995 to December 31, 2000. The Nasdaq Pharmaceutical Index is comprised of pharmaceutical and biotechnology companies within SIC Code 283 whose securities are traded on the Nasdaq National Market. We believe the Nasdaq Pharmaceutical Index is representative of peer biotechnology companies.

       This graph assumes an initial investment of $100 on December 29, 1995 in our common stock, the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index with all dividends, if any, being reinvested. The total stockholder return is measured by dividing the share price change of the respective securities plus dividends, if any, for each fiscal year shown by the share price at the end of the particular fiscal year.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN
                     AMONG GENZYME TRANSGENICS CORPORATION,
        THE S&P 500 COMPOSITE INDEX AND THE NASDAQ PHARMACEUTICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 12/29/95  12/31/96  12/31/97  1/3/99  1/2/00  12/31/00
Genzyme Transgenics Corporation    100.00    140.00    220.00  128.57  288.57    327.15
S&P 500 Composite Index            100.00    100.13    103.19  130.98  246.87    307.90
NASDAQ Pharmaceutical Index        100.00    122.96    163.98  210.84  255.22    231.98

                              CERTAIN TRANSACTIONS

       Messrs. Blair, Geraghty, Termeer and Tuck are directors and[ib]/or executive officers of Dyax and[ib]/or Genzyme. We are involved in various financial and business transactions with Dyax and Genzyme. See "Compensation Committee Interlocks and Insider Participation."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities, to file with the SEC reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all
Section 16(a) reports they file.

       To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2000, we believe that during the 2000 fiscal year, our directors, officers, and 10% stockholders complied with all
Section 16(a) filing requirements, except that (i) two reports of a total of four transactions by Dr. Bullock were filed late, (ii) one report of two transactions by Mr. Geraghty was filed late, (iii) one report of two transactions by Mr. Glick was filed late, (iv) one report of one transaction by Mr. Meade was filed late, (v) two reports of two transactions by Dr. Lehrman were filed late, and (vi) one report of one transaction by Genzyme was filed late.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

       The firm of PricewaterhouseCoopers LLP, independent accountants, has examined our financial statements for the year ended December 31, 2000. The board of directors has appointed PricewaterhouseCoopers LLP to serve as our auditors for our fiscal year ending December 30, 2001. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

       AUDIT FEES. Total fees for professional services rendered by PricewaterhouseCoopers LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q for the year ended December 31, 2000 were $251,000.

       FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No fees were billed by PricewaterhouseCoopers LLP for the year ended December 31, 2000 related to financial information systems design and implementation services.

       ALL OTHER FEES. Total fees for all other services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2000 were $404,000 (primarily consisting of tax compliance and advisory services and accounting advisory services).

                       DEADLINE FOR STOCKHOLDER PROPOSALS

       Assuming the 2002 annual meeting is not held before April 23, 2002 or after June 22, 2002, if you wish to bring business before or propose director nominations at the 2002 annual meeting, you must give written notice to GTC by March 9, 2002 (the date 75 days before the anniversary of the 2001 annual meeting).

       If you intend to bring such a proposal or nomination at the 2002 annual meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide written notice to GTC of such proposal or nomination prior to December 18, 2001.

       Notices of stockholder proposals and nominations shall be given in writing to Sandra N. Lehrman, President, Genzyme Transgenics Corporation, 175 Crossing Boulevard, Framingham, Massachusetts 01701.

                                                                      APPENDIX A

                        GENZYME TRANSGENICS CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE

       The principal purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by reviewing the financial reports and other financial information provided by the Company, the Company's systems of internal accounting and financial controls, and the annual independent audit process.

       In discharging its oversight role, the Committee is granted the power to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

       The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. The Board and the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor.

       This Charter shall be reviewed for adequacy on an annual basis by the Board.

MEMBERSHIP

       The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Nasdaq Audit Committee Requirements. Accordingly, all of the members will be directors:

      - Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

      - Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.

       In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

       The Committee's role is one of oversight, and it is recognized that the Company's management is responsible for preparing the Company's financial statements and that the outside auditor is responsible for auditing those financial statements.

       The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

      - The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

      - As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the Securities and Exchange Commission, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

      - The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company's internal controls.

      - The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard
        No. 1, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence, and take or recommend that the Board take appropriate action regarding the independence of the outside auditor.

      - The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select (or nominate for stockholder approval), evaluate and, where appropriate, replace the outside auditor.

                               FORM OF PROXY CARD

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2001

                         GENZYME TRANSGENICS CORPORATION

         The undersigned stockholder of Genzyme Transgenics Corporation (the "Company") hereby appoints Sandra Nusinoff Lehrman, John B. Green and Lynnette
C. Fallon, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 23, 2001, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        PLEASE SIGN AND MAIL THIS PROXY TODAY        Mark here for       |_|
     (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)   Address Change
                                                     and Note on
                                                     Reverse

                          (REVERSE SIDE OF PROXY CARD)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS

                         GENZYME TRANSGENICS CORPORATION

                                  May 23, 2001

  A |X| Please mark your votes as in this example

                                    WITHHELD
                  FOR               from
                  all nominees      all nominees

1. Proposal to       |_|                |_|       Nominees:  Robert W. Baldridge
   elect three                                               James A. Geraghty
   directors.                                                Henri A. Termeer


(INSTRUCTIONS: To withhold authority to vote for any person, strike a line through the nominee's name.)





-----------------------  -----------     ---------------------------  ----------
SIGNATURE                   DATE:        SIGNATURE (IF HELD JOINTLY)     DATE:

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.